Exhibit 10.1

4/05 AMENDMENT TO CREDIT AGREEMENT

Preamble

This 4/05 Amendment to Credit Agreement (the “4/05 Amendment” or, within itself, this “Amendment”) dated as of April 20, 2005 amending (for the first time) the 4/04 Amended and Restated Senior Secured Credit Agreement dated April 21, 2004 (the “4/04 A&R Credit Agreement”, and, as it may be supplemented, further amended or restated from time to time, the “Current Credit Agreement”), among FIELDSTONE INVESTMENT CORPORATION (“FIC”), a Maryland corporation and FIELDSTONE MORTGAGE COMPANY (the “Company”), a Maryland corporation, each having its principal office at 11000 Broken Land Parkway, Columbia, Maryland 21044 (FIC and the Company are sometimes collectively called the “Borrowers” and individually called a “Borrower”), and JPMORGAN CHASE BANK, N.A., (“JPMorgan” or the “Lender”), a national banking association and successor to JPMorgan Chase Bank, a New York banking corporation, having a branch at 712 Main Street, Houston, Texas 77002, recites and provides as follows.

Recitals

The Borrowers have asked the Lender to (i) extend the Maturity Date from April 20, 2005 to April 19, 2006; (ii) reduce the Committed Sum to $150,000,000; (iii) allow Borrowers to incur Debt and contingent liabilities in the form of Permitted Guarantees; (iv) modify the interest rates; (v) decrease the Facility Fee; (vi) increase the limit on conditional repurchase, indemnity or other recourse obligations from $3,000,000 to $10,000,000; (vii) increase the materiality limits on certain Events of Default from $2,500,000 to $10,000,000; (viii) revise the GAAP net income requirement to allow for hedge fluctuations; and (ix) to correct certain scriveners errors and the Lender has agreed to do so on the terms and subject to the conditions of this Amendment.

All capitalized terms used in the 4/04 A&R Credit Agreement and used but not defined differently in this Amendment have the same meanings here as there.

The numbered Sections of this Amendment are numbered to correspond with the numbers of the Sections of the 4/04 A&R Credit Agreement amended hereby and are accordingly often nonsequential.

In the event of a conflict between the foregoing recitals and the following agreements, the latter will govern and control.

Agreements

In consideration of the premises, the mutual agreements stated below and other good and valuable consideration paid by each party to each other party to this Agreement, the receipt and sufficiency of which each hereby acknowledges, the parties hereby agree as follows.

1.             DEFINITIONS

1.2.          Definitions of General Application.

A.  The following new definitions are hereby added to the 4/04 A&R Credit Agreement, in alphabetical order:

“4/05 Amendment” means the 4/05 Amendment to Credit Agreement dated as of April 20, 2005 between the Borrowers and the Lender.

“4/05 Amendment Effective Date” means April 20, 2005, the effective date of the 4/05 Amendment.

“Permitted Guarantees” shall mean (a) mortgage repurchase and warehouse facilities whereby the Borrowers are jointly and severally liable thereunder; (b) mortgage repurchase and warehouse facilities whereby FIC guarantees the obligations of the Company thereunder; and (c) obligations of the Borrower pursuant to surety bonds required in connection with state licensing of branch offices

B.  The following definitions are hereby amended in their entirety to henceforth read as follows:

“Change of Control” means any event after which:

(i)            with respect to FIC (a) any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) Voting Stock of FIC (or other securities convertible into such Voting Stock) representing more than fifteen percent (15%) of the combined voting power of all Voting Stock of FIC or (ii) more than fifteen percent (15%) of the outstanding shares of any class or series of capital stock of FIC; or (b) any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of FIC that such nominees, when added to any existing directors remaining on the board of directors of FIC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of FIC; or

(ii)           with respect to the Company, all of the Capital Stock of the Company is not directly or indirectly owned by FIC or a wholly-owned Subsidiary of FIC.

“Committed Sum” means, for any day, the maximum amount the Lender is committed on that day to lend to the Borrowers (or for their accounts) on a revolving credit basis pursuant to this Agreement, on its terms and subject to its conditions.  From the 4/05 Amendment Effective Date through and including the Termination Date or such other date (if any) when it is changed by written agreement of the Lender, FIC and the Company or by any Legal Requirement, the Committed Sum is One Hundred Fifty Million Dollars ($150,000,000).

“Custodian” means JPMorgan Chase, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement or any successor Custody Agreement.

“Custody Agreement” means the 4/04 Custody Agreement dated as of April 21, 2004 between the Borrowers and JPMorgan Chase, as Custodian, as it may hereafter be supplemented, amended or restated from time to time, or any successor Custody Agreement.

“Maturity Date” means April 19, 2006, or the earlier date (the “Acceleration Date”), if any, when the Lender accelerates maturity of the Senior Credit Note pursuant to this Agreement, or the maturity of the Senior Credit Note is effectively accelerated by order of any Governmental Authority or by operation of law.

“Total Liabilities” means all liabilities of FIC and its consolidated Subsidiaries including Debt incurred and outstanding in connection with a Permitted Securitization, in accordance with GAAP, as reflected on FIC’s consolidated balance sheet.

1.3.          Definitions for Interest Calculations.

A.  The following definitions are hereby amended in their entirety to henceforth read as follows:

“Margin” means the interest rate margin to be added (or subtracted as the case may be) to a specified Index to determine a Rate.  The margins used in this Agreement are:

(a)           the “Alternate Base Rate Margin”, which is applicable to Advances for each Class of Borrowings in the Alternate Base Rate Tranche (if any) outstanding on any day;

(b)           the “Balances Equivalent Margin”, which is applicable to Advances for each Class of Borrowings in the Balances Equivalent Tranche (if any) outstanding on any day; and

(c)           the “LIBOR Margin”, which is applicable to Advances for each Class of Borrowings in the Base Rate Tranche (if any) outstanding on any day.

For outstanding Advances of the type that is described on a row in the first column of the following table, the applicable interest rate margins are as stated on the same row:

Type of Advance/Margin	Balances Equivalent Margin	LIBOR Margin	Alternate Base Rate Margin
Single-family Advances that are not Wet Warehousing Advances, Subprime Loan Advances, Second Lien Loan Advances or Repurchased Loan Advances	0.90%	0.90%	(0.10)%
Single-family Warehouse Advances that are Wet Warehousing Advances, Subprime Loan Advances, Second Lien Loan Advances or Repurchased Loan Advances	1.00%	1.00%	0.00%

“Rate” means an interest rate applicable to a Class of Borrowings in a Tranche.  Each Rate is stated as an annual percentage rate and, except for the Ceiling Rate, is the sum of an Index and a Margin.  The Rates used in this Agreement are:

(a)           the “Alternate Base Rate”, which for each day of the Interest Period applicable to the Alternate Base Rate Tranche (if any), is a rate per annum equal to the lesser of:

(i)            the Prime Rate in effect on that day plus or minus (as the case may be) the Alternate Base Rate Margin for each Class of Borrowings in the Alternate Base Rate Tranche (if any), rounded upwards, if necessary, to the nearest one-eighth percent (0.125%); and

(ii)           the Ceiling Rate for that day;

with any change in the Alternate Base Rate due to a change in the Prime Rate being effective on the effective date of such change in the Prime Rate;

(b)           the “Ceiling Rate” which means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum;

(c)           the “Balances Equivalent Rate” which, for each day in each calendar month (whether a whole or partial month), is a rate per annum that is equal to the lesser of:

(i)            the sum of (x) zero plus (y) the Balances Equivalent Margin for that day and for each Class of Borrowings in the Balances Equivalent Tranche (if

any); and

(ii)           the Ceiling Rate for that day;

(d)           the “Base Rate” which, for each day of the term of the Loan, is a rate per annum equal to the lesser of:

(i)            the sum of (1) the quotient of (x) LIBOR for that day divided by (y) 1.00 minus the Eurodollar Reserve Requirement for one day loans, plus (2) the LIBOR Margin for each Class of Borrowings in the Base Rate Tranche (if any), rounded upwards, if necessary, to the nearest 1/1,000th of 1%; and

(ii)           the Ceiling Rate for that day; and

(e)           the “Past Due Rate” which means, on any day, the lesser of:

(i)            either (x) a rate per annum equal to the per annum interest rate that would be applicable for that day if the subject amount were not past due, plus three percent (3%), or (y) if there is more than one (or no) such per annum interest rate reasonably applicable to the subject amount if not past due, the Prime Rate for that day plus three percent (3%) per annum and

(ii)           the Ceiling Rate for that day.

Each determination by the Lender of any Rate may be computed using any reasonable method and, unless plainly wrong, shall be conclusive and binding.

“Stated Rate” means:

(a)           on any day, for each Class of Borrowings in the Balances Equivalent Tranche, the Balances Equivalent Rate for the month in which that day falls and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for the Balances Equivalent Tranche as a whole, the weighted average of such Balances Equivalent Rates for such Classes of Borrowings;

(b)           on any day, for each Class of Borrowings in the Base Rate Tranche, the Base Rate for that day and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for the Base Rate Tranche as a whole, the weighted average of such Base Rates for such Classes of Borrowings;

(c)           on any day, for each Class of Borrowings in the Alternate Base Rate Tranche, the Alternate Base Rate for that day and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for that Tranche as a whole, the weighted average of such Alternate Base Rates for such Classes of Borrowings;

(d)           for each Borrowing as a whole, the weighted average of the interest rates applicable to each of its constituent Tranches; and

(e)           for the Loan as a whole, the weighted average of the interest rates applicable to each of the constituent Tranches of each outstanding Borrowing;

provided that if on any day the applicable rate for any such Tranche, any such Borrowing as a whole or the Loan as a whole shall exceed the relevant Ceiling Rate for that day, then the Stated Rate therefor shall be reset to equal the Ceiling Rate on that day and shall be set to equal the Ceiling Rate for each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid balance of that Tranche, that Borrowing or the Loan (as applicable) equals the total amount of interest that would have accrued on it if there were no Ceiling Rate.

6.  INTEREST, PRINCIPAL AND FEES PAYMENTS

Section 6.5 is hereby amended in its entirety to henceforth read as follows:

6.5           Facility Fee.  The Borrowers jointly and severally agree to pay to the Lender a cash facility fee (the “Facility Fee”) in an amount equal to fifteen basis points (.15%) per annum of the Committed Sum for the period from the 4/05 Amendment Effective Date through the Termination Date.  The Facility Fee for the period from the 4/05 Amendment Effective Date through July 31, 2005 shall be due and payable in advance on the 4/05 Amendment Effective Date, and the Facility Fee for each succeeding period of three (3) months (or less) until the Maturity Date shall be due and payable in advance on the fifteenth (15th) day of the first calendar month in each such period, commencing August 15, 2005.  If the Committed Sum shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement among the Borrowers and the Lender (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required except if and to the extent required by the provisions of Section 16.3), the amount of the Facility Fee paid in advance for the three-month period in which the effective date of the amendment producing such increase or decrease occurs shall be adjusted for the unexpired portion of that three-month period by, respectively, a cash payment by the Borrowers to the Lender or a cash refund by the Lender to the Borrowers, and the amounts of payments of the Facility Fee subsequently due shall likewise be proportionately adjusted based on the new Aggregate Committed Sum.  The Facility Fee is compensation to the Lender for committing to make funds available for revolving credit Advances on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money, although this Section (as well as every other Section of this

Agreement) is subject to the provisions of Section 16.3.  Each calculation by the Lender of the amount of the Facility Fee shall be conclusive, absent manifest error.  The Borrowers shall be jointly and severally liable to pay to the Lender on demand any deficiency in payment by the Borrowers of the Facility Fee.

7.  COLLATERAL

7.1           Grant of Security Interest.  The provisions of Section 7.1 of the 4/04 A& R Credit Agreement are not amended hereby.  Cumulative of such existing provisions, as security for the payment of the Loan and for the payment and performance of all of the Obligations, each Borrower hereby GRANTS to the Lender a first priority security interest in all of such Borrower’s present and future estate, right, title and interest in and to the Collateral and the parties hereby declare and confirm that all such security interests were and are granted to and held by the Lender.

8.  CONDITIONS PRECEDENT

Section 8 of the 4/04 A&R Credit Agreement is hereby amended by adding the following new Section 8.3 to the end of Section 8, viz.:

8.3           Advances.  In addition to the conditions precedent stated in Sections 8.1 and 8.2, above, the obligations of the Lender to fund any Advance under this Agreement after the 4/05 Amendment Effective Date are subject to the satisfaction, in the sole discretion of the Lender, on or before the date of the first such Advance, of the following condition precedent:

The Lender shall have received the following, all of which must be satisfactory in form and content to the Lender in its sole discretion:

(a)           the 4/05 Amendment, duly executed by all parties;

(b)           a certificate of each Borrower’s secretary as to (i) the incumbency of the officers of such Borrower executing this Amendment, each applicable Request for Borrowing and all other Credit Papers executed or to be executed by or on behalf of such Borrower and (ii) the authenticity of their signatures — and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it — (the Lender shall be entitled to rely on that certificate until such Borrower has furnished new certificates to the Lender, and certifying that attached to such certificates are true and correct copies of all amendments to such Borrower’s certificates of organization and regulations since its inception);

(c)           such other documents, if any, as shall be specified by the Lender.

9.  REPRESENTATIONS

Each Borrower hereby republishes, and ratifies and (except as to those that are specified to relate only to a specific date) confirms as being currently true and correct, its warranties and representations made in the 4/04 A&R Credit Agreement, effective as of the 4/05 Amendment Effective Date.

11.  NEGATIVE COVENANTS

Section 11.1 is hereby amended to add subsection (j) to henceforth read as follows:

(j)            Permitted Guarantees.

Sections 11.2, 11.3, 11.4 and 11.8(e) are hereby amended in their entirety to henceforth read as follows:

11.2         Debt to Affiliates.  Incur any Debt to any Affiliate or otherwise undertake or engage in any other transaction with any Affiliate (except unsecured Debt to the other Borrower) except upon fair and reasonable terms no less favorable than the applicable Borrower could obtain in a comparable arm’s-length transaction with a Person who is not an Affiliate and, after giving effect to any and all of which transactions, there is no violation of any of Sections 11.1, 11.8 or 12.1(i).

11.3         Contingent Liabilities.  Assume, guarantee, endorse or otherwise become liable for the Debt or other obligation of any Person or entity except (i) permitted Debt of the other Borrower or by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (ii) Permitted Guarantees; provided that customary sales representations and warranties made in respect of Mortgage Loans sold to investors in secondary market transactions that are typical for sales or securitizations of the type contemplated and made in the ordinary course of the applicable Borrower’s business shall not be considered to be guaranties for purposes of this Section.

11.4         Conditional Repurchase, Indemnity or Other Recourse Obligations.  Undertake or assume any conditional repurchase, indemnity or other recourse obligations in respect of Mortgage Loans sold (excluding customary sales representations and warranties made in connection with any Whole Loan sale or securitization that are typical for Whole Loan Sales or securitizations of that same type) which obligations could expose the Borrower to losses in excess of Ten Million Dollars ($10,000,000) in the aggregate.

11.8(e)    GAAP Net Income of FIC.  Permit FIC (on a consolidated basis with its Subsidiaries) to earn less than One Dollar ($1) of net income, as determined in accordance with GAAP and without regard to unrealized gains or losses from mark to market valuations resulting from Borrower’s interest rate protection agreement during such periods, in any two (2) consecutive rolling fiscal quarters.

12.  DEFAULTS AND REMEDIES

Sections 12.1(c) and 12.1(j) are hereby amended in their entirety to henceforth read as follows:

(c)           Failure of the Borrowers or any of their Subsidiaries to pay any other Debt when due (other than Debt of a consolidated, wholly-owned Subsidiary that is a Special Purpose Entity incurred in connection with Permitted Securitizations), or any default in the payment when due of any principal or interest on any other such Debt or in the payment when due of any contingent obligation; or breach or default with respect to any other material term of any other Debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture or other agreement relating thereto, if the effect of any such failure, default or breach referred to in this Section 12.1(c), is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Borrowers or any of their Subsidiaries in the aggregate amount of Ten Million Dollars ($10,000,000) or more to become or be declared due before its stated maturity.

(j)            Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Ten Million Dollars ($10,000,000) shall be entered or filed against either Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the relevant Borrower’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission has no material adverse effect on the Borrowers’ ability to fulfill their obligations under this Agreement, any Senior Credit Note or any other Credit Paper).

16.  MISCELLANEOUS

Notice Pursuant to Tex. Bus. & Comm. Code §26.02.  THE 4/04 A&R CREDIT AGREEMENT DATED AS OF APRIL 21, 2004, AS AMENDED BY THE 4/05 AMENDMENT TO CREDIT AGREEMENT DATED AS OF APRIL 20, 2005 AND THE OTHER CREDIT PAPERS TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(The remainder of this page is intentionally blank; unnumbered counterpart signature pages follow.)

EXECUTED effective as April 20, 2005.

FIELDSTONE INVESTMENT CORPORATION

By:	/s/ Robert G. Partlow
Name: Robert G. Partlow
Title: Senior Vice President

FIELDSTONE MORTGAGE COMPANY

By:	/s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ray M. Meyer
Name: Ray M. Meyer
Title: Vice President

4/05 AMENDMENT TO CREDIT AGREEMENT

Dated as of April 20, 2005

Amending (for the first time) the

4/04 Amended and Restated Senior Secured Credit Agreement

dated as of April 21, 2004

by and among

FIELDSTONE INVESTMENT CORPORATION

FIELDSTONE MORTGAGE COMPANY

and

JPMORGAN CHASE BANK, N.A.

$200,000,000 Senior Secured Revolving Credit

Index of Defined Terms

4/04 A&R Credit Agreement
4/05 Amendment
4/05 Amendment Effective Date
Acceleration Date
Alternate Base Rate
Alternate Base Rate Margin
Amendment
Balances Equivalent Margin
Balances Equivalent Rate
Base Rate
Borrower
Borrowers
Ceiling Rate
Change of Control
Committed Sum
Company
Current Credit Agreement
Custodian
Custody Agreement
Facility Fee
FIC
JPMorgan
Lender
LIBOR Margin
Margin
Maturity Date
Past Due Rate
Permitted Guarantees
Rate
Stated Rate
Total Liabilities